Exhibit 10.2

June 9, 2010

Diana Diaz
3527 Durness Way
Houston, TX 77025

Dear Diana:

I have enjoyed our conversations with you regarding an employment opportunity with Sharps Compliance, Inc. (“Sharps” or the “Company”). We are pleased to offer you the position of Vice President and Chief Financial Officer with Sharps reporting directly to me. The offer is contingent upon, (i) your acceptance of the terms and conditions of employment, (ii) completion, to the Company’s sole satisfaction, of reference and background checks and (iii) results of drug testing to the Company’s sole satisfaction.

Your compensation will include a base salary of $6,730.77 per pay period (twenty-six pay periods per year). As an employee of Sharps, you will be eligible to participate in the Company’s group benefit program which includes: group health, vision, dental, disability insurance and 401(k). A summary description of the program, including employee premiums, is included with this letter.

You will receive a grant of 50,000 options to purchase the Company’s common stock effective on your start date of June 14, 2010. Stock option grants are subject to Board of Director approval and the terms of the Sharps Compliance Corp. 1993 Stock Plan (“Plan”). Additionally and under the Plan, the strike price of stock option grants is equal to the price of the Company’s common stock (as traded on NASDAQ) at the end of the day on the grant date (i.e., June 14, 2010).  You will also be eligible to receive a discretionary annual bonus subject to Board of Director approval.

This offer does not constitute an employment contract or guarantee of employment for any specific period of time since the Company is an “at-will” employer.  At-will employment means that either you or the Company, with or without cause and with or without prior notice, may terminate the employment relationship at any time.  Additionally, your employment will be subject to the Company’s policies and procedures, a copy of which will be provided to you when you join the Company.  You also agree to enter into a non-compete and confidentiality agreement consistent with the attached Exhibit I and a confidentiality and intellectual property agreement as shown on Exhibit II.

Notwithstanding the above, the Company agrees to provide you with three (3) months of severance (paid on a bi-weekly basis consistent with the Company’s current payroll practices) should your employment be terminated “without cause”. The Company (subject to Compensation Committee approval) will consider a longer severance period subsequent to your one-year employment anniversary.

We are pleased to offer you this opportunity and are confident that you will make a measurable contribution to the Company. Should the above be acceptable to you, please, (i) sign your acceptance of this offer of employment and (ii) complete and sign the attached Application of Employment including drug testing and release of information consents. Both items should be faxed to the attention of Lynn Carnes at 713-660-3583.

As agreed, your initial date of employment, subject to the conditions as outlined in this letter, will be June 14, 2010.

Should you have any questions, please feel free to call me at 713-660-3514.

Sincerely,

David P. Tusa
Executive Vice President, CFO &
Business Development

Attachments

Accepted and Agreed:

_____________________________
Diana P. Diaz
June 9, 2010